CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,545,000	$179.37

Pricing supplement no. 1641 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 151-A-I dated June 4, 2010	Registration Statement No. 333-155535 Dated September 26, 2011 Rule 424(b)(2)

Structured Investments	$1,545,000 4.85% (equivalent to 9.70% per annum) Reverse Exchangeable Notes due March 29, 2012 Linked to the Vanguard Total Stock Market Index Fund ETF

General

  The notes are designed for investors who seek a higher interest rate than the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in any appreciation in the Fund, be willing to accept the risks of exposure to exchange-traded funds in general and the Vanguard Total Stock Market Index Fund ETF, in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 4.85% (equivalent to 9.70% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price and whether the closing price of one share of the Fund is less than the Initial Share Price by more than the Protection Amount ($17.811 initially) on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing March 29, 2012*
  Payment at maturity for each $1,000 principal amount note will be a cash payment equal to either $1,000 or the Cash Value (as defined below), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Fund:	Vanguard Total Stock Market Index Fund ETF (the “Fund”). For additional information about the Fund, see Appendix A to this pricing supplement.
Underlying Index:	The MSCI US Broad Market Index (the “Underlying Index”). For additional information about the Underlying Index, see Appendix A to this pricing supplement.
Interest Rate:	4.85% (equivalent to 9.70% per annum) over the term of the notes, paid monthly and calculated on a 30/360 basis
Protection Amount:	$17.811 initially, which is equal to 30% of the Initial Share Price, subject to adjustments.
Pricing Date:	September 26, 2011
Settlement Date:	On or about September 29, 2011
Observation Date:	March 26, 2012*
Maturity Date:	March 29, 2012*
CUSIP:	48125X3X2
Interest Payment Date:

Interest on the notes will be payable monthly in arrears on the 29th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing October 29, 2011. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Notwithstanding anything to the contrary in the product supplement, each interest payment for the notes will be made to the holders of record at the close of business on the business day immediately preceding the relevant Interest Payment Date.
Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of the Fund. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:

(1) the Final Share Price is less than the Initial Share Price; and
(2) on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Initial Share Price by more than the Protection Amount.

If the conditions described in (1) and (2) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, the Cash Value, plus any accrued and unpaid interest. The Cash Value will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal at maturity if you invest in the notes.

Monitoring Period:	The period from and excluding the Pricing Date to and including the Observation Date
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:

$59.37, the closing price of one share of the Fund on the Pricing Date, divided by the Share Adjustment Factor. The Initial Share Price is subject to adjustment upon the occurrence of certain events affecting the Fund. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 151-A-I.

Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:	Set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 151-A-I.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 151-A-I

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 151-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$13.20	$986.80

Total	$1,545,000	$20,394	$1524,606

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of approximately $13.20 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $2.50 per $1,000 principal amount note. The concessions of $2.50 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-56 of the accompanying product supplement no. 151-A-I.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 26, 2011

 Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 151-A-I dated June 4, 2010. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated July 5, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 151-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 151-A-I dated June 4, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210002380/e39033_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 4.85% (equivalent to 9.70% per annum) interest over the term of the notes, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 4.85% (equivalent to 9.70% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 29th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date (each such date, an “Interest Payment Date”), commencing October 29, 2011. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for October 2011 is October 29, 2011, but because October 29, 2011 is a Saturday, payment of interest with respect to that Interest Payment Date will be made on October 31, 2011, the next succeeding business day.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price or the closing price of one share of the Fund is not less than the Initial Share Price by more than the Protection Amount ($17.811 initially) on any day during the Monitoring Period. However, if the Final Share Price is less than the Initial Share Price and the closing price of one share of the Fund on any day during the Monitoring Period is less than the Initial Share Price by more than the Protection Amount ($17.811 initially), you could lose the entire principal amount of your notes.
  RETURN LINKED TO THE VANGUARD TOTAL STOCK MARKET INDEX FUND ETF — The Vanguard Total Stock Market Index Fund ETF is an exchange-traded fund managed by The Vanguard Group (“Vanguard”), the investment adviser to the Vanguard Total Stock Market Index Fund ETF. The Vanguard Total Stock Market Index Fund ETF trades on NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “VTI.” The Vanguard Total Stock Market Index Fund ETF seeks to track the performance of the MSCI US Broad Market Index, which we refer to as the Underlying Index, a benchmark index that measures the investment return of the overall stock market. The MSCI US Broad Market Index represents 99.5% or more of the total market capitalization of all the U.S. common stocks regularly traded on the New York Stock Exchange and the Nasdaq over-the-counter market. For additional information about the Fund and the Underlying Index, see the information set forth under “The Vanguard Total Stock Market Index Fund ETF” and “The MSCI US Broad Market Index” in Appendix A.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 151-A-I. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes as units comprising a Put Option and a Deposit for U.S. federal income tax purposes and (ii) approximately 4.54% of each interest payment as interest on the Deposit and the remainder as Put

JPMorgan Structured Investments —	PS-1
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

Premium. We will follow this approach in determining our reporting responsibilities, if any. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the equity securities held by the Fund or included in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 151-A-I dated June 4, 2010.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price and whether the closing price of one share of the Fund is less than the Initial Share Price by more than the Protection Amount ($17.811 initially) on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity the Cash Value instead of the principal amount of your notes. The Cash Value will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes at maturity.
  THE BENEFIT PROVIDED BY THE PROTECTION AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Initial Share Price by more than the Protection Amount ($17.811 initially), you will be fully exposed to any depreciation in the Fund. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity the Cash Value and, consequently, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the price of the Fund subsequently recovers such that the Fund is above the Initial Share Price by more than the Protection Amount ($17.811 initially). If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Fund, the Underlying Index and the notes.
  In addition, we are currently one of the companies that make up the Fund and the Underlying Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Fund, the Underlying Index and the notes.
  NO AFFILIATION WITH THE FUND — We are not affiliated with the Fund. We assume no responsibility for the adequacy of the information about the Fund and the Underlying Index contained in this pricing supplement or in product supplement no. 151-A-I. You should undertake your own investigation into the Fund and the Underlying Index. We are not responsible for the Fund’s public disclosure of information, whether contained in SEC filings or otherwise.

JPMorgan Structured Investments —	PS-2
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — We will pay you your principal back at maturity only if the closing price of the Fund is not less than the Initial Share Price by more than the Protection Amount ($17.811 initially) on any day during the Monitoring Period, the Final Share Price is not less than the Initial Share Price, and the notes are held to maturity. If the closing price of the Fund is less than the Initial Share Price by more than the Protection Amount ($17.811 initially) on any day during the Monitoring Period and the Final Share Price is less than the Initial Share Price, the benefit provided by the Protection Amount ($17.811 initially) will be eliminated and you will be fully exposed at maturity to any decline in the value of the shares of the Fund.
  YOUR MAXIMUM RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE FUND — Unless (i) the Final Share Price is below the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of one share of the Fund is below the Initial Share Price by more than the Protection Amount ($17.811 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the shares of the Fund, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the shares of the Fund during the term of the notes.
  VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the shares of the Fund could close below the Initial Share Price by more than the Protection Amount ($17.811 initially) during the Monitoring Period or that the shares of the Fund could close below the Initial Share Price on the Observation Date. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of the Fund could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities held by the Fund or included in the Underlying Index would have.
  THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that Vanguard’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index, and its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-3
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

  HEDGING AND TRADING IN THE FUND — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the shares of the Fund, the equity securities held by the Fund or included in the Underlying Index or instruments related to the shares of the Fund. We or our affiliates may also trade in the shares of the Fund or instruments related to the shares of the Fund from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the shares of the Fund and interest rates on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 151-A-I.

JPMorgan Structured Investments —	PS-4
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

Historical Information

The following graph sets forth the historical performance of the shares of the Fund based on the weekly closing price of one share of the Fund from January 6, 2006 through September 23, 2011. The closing price of one share of the Fund on September 26, 2011 was $59.37. We obtained the closing prices of the Fund below from Bloomberg Financial Markets without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delisting and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Fund has experienced significant fluctuations. The historical performance of the shares of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Fund during the term of the notes. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments —	PS-5
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the hypothetical payment at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and assuming that the closing price of one share of the Fund declines in the manner set forth in the columns titled “Hypothetical lowest closing price during the Monitoring Period” and “Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$60.00	• the Protection Amount: $18.00
• the Interest Rate:	4.85% (equivalent to 9.70% per annum) over the term of the notes
Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price during the Monitoring Period expressed as a percentage of Initial Share Price	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**
$60.00	100%	$120.00	200%	$1,000.00
$30.00	50%	$63.00	105%	$1,000.00
$60.00	100%	$60.00	100%	$1,000.00
$42.00	70%	$42.00	70%	$1,000.00
$30.00	50%	$57.00	95%	$950.00
$30.00	50%	$30.00	50%	$500.00
$15.00	25%	$15.00	25%	$250.00
$0.00	0%	$0.00	0%	$0.00

**Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either the Cash Value or the principal amount of your note in cash.

The following examples illustrate how the hypothetical payment at maturity in different scenarios set forth in the table above is calculated.

Example 1: The lowest closing price of one share of the Fund during the Monitoring Period is $30.00 but the Final Share Price is $63.00. Because the Final Share Price of $63.00 is greater than the Initial Share Price of $60.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The lowest closing price of one share of the Fund during the Monitoring Period is $30.00 and the Final Share Price is $57.00. Because the Final Share Price of $57.00 is less than the Initial Share Price of $60.00 and the closing price of one share of the Fund is less than the Initial Share Price by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Cash Value at maturity. Because the Final Share Price of the Fund is $57.00, your final payment at maturity is $950.00.

Example 3: The closing price of one share of the Fund is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of one share of the Fund on the Observation Date is $30.00, a decline of more than the Protection Amount. Because the Final Share Price of $30.00 is less than the Initial Share Price of $60.00 and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, you will receive the Cash Value at maturity. Because the Final Share Price of the Fund is $30.00, your final payment at maturity is $500.00.

Example 4: The Final Share Price of $42.00 is less than the Initial Share Price of $60.00 but is not less than the Initial Share Price by more than the Protection Amount and the closing price of one share of the Fund is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period. Because the closing price of one share of the Fund is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $42.00 is less than the Initial Share Price of $60.00.

Regardless of the performance of the shares of the Fund or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $48.50 over the term of the notes. The actual Cash Value you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed above and will depend in part on the closing price of one share of the Fund on the Pricing Date. On the Pricing Date, the Initial Share Price was $59.37, and the Protection Amount was $17.811, subject to adjustments.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	PS-6
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments —	PS-7
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

APPENDIX A

The Vanguard Total Stock Market Index Fund ETF

     We have derived all information contained in this pricing supplement regarding the Vanguard Total Stock Market Index Fund ETF (the “Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by Vanguard Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (the “Vanguard”). The Fund is an investment portfolio of the Vanguard Trust. Vanguard is the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “VTI.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     The Vanguard Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by Vanguard pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-56846 and 811-02652, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding Vanguard and the Fund, please see the prospectus of the fund, dated April 29, 2011 (as may be supplemented from time to time). In addition, information about Vanguard and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

     Investment Objective and Strategy

     The Fund seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MSCI US Broad Market Index (the “Underlying Index”). See “— MSCI US Broad Market Index” below for more information about the Underlying Index. The Fund’s investment objective may be changed without shareholder approval.

     As of August 31, 2011, the Fund’s three largest holdings were Exxon Mobil Corporation, Apple Inc. and International Business Machines Corporation and three largest sectors were Consumer Discretionary, Consumer Staples and Energy.

     Indexing Investment Approach

     The Fund uses a “passive management” or indexing investment approach to attempt to approximate the investment performance of the Underlying Index. The Fund seeks to track the investment performance of the Underlying Index, which represents the universe of companies in the U.S. equity market, including large, mid, small and micro cap companies. The Underlying Index targets for inclusion 99.95% of capitalization or more of the total market capitalization of all the U.S. common stocks regularly traded on the New York Stock Exchange and the NASDAQ over-the-counter market.

     Correlation

     The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the Underlying Index may vary somewhat due to operating expenses, transaction costs, and differences between the Fund’s portfolio and the Underlying Index resulting from legal restrictions that apply to the Fund but not to the Underlying Index or lack of liquidity.

     Industry Concentration Policy

     Generally, the Fund holds a broadly diversified collection of securities and does not concentrate its investments in a particular industry or group of industries. Stock prices, however, tend to move in cycles with periods of rising prices and periods of falling prices. As such, the Fund may track the performance of the Underlying Index, which may at times, become focused in stocks of a particular sector, category or group of companies.

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Holdings Information

     As of August 31, 2011, 100% of the Fund’s holdings consisted of equity securities. The following tables summarize the Fund’s top holdings representing 16.0% of total net assets in individual companies as of August 31, 2011, 14.9% of total net assets in individual companies as of June 30, 2011 and the top holdings by sector of the Fund and the Underlying Index as of August 31, 2011.

Top holdings in individual securities as of August 31, 2011

Company
Exxon Mobil Corporation
Apple Inc.
International Business Machines Corporation
Microsoft Corporation
Chevron Corporation
Johnson & Johnson
The Procter & Gamble Company
General Electric Company
AT&T Inc.
Pfizer Inc.

Top holdings in individual securities as of June 30, 2011

Company	Percentage of Total Holdings
Exxon Mobil Corporation	2.7%
Apple Inc.	2.1%
International Business Machines Corporation	1.4%
Chevron Corporation	1.4%
General Electric Company	1.3%
Microsoft Corporation	1.3%
AT&T Inc.	1.2%
Johnson & Johnson	1.2%
The Procter & Gamble Company	1.2%
Pfizer Inc.	1.1%

Top Holdings by Sector as of August 31, 2011

Sector	Percentage of Total Holdings
Consumer Discretionary	11.60%
Consumer Staples	9.80%
Energy	11.50%
Financials	15.00%
Health Care	11.80%
Industrials	11.00%
Information Technology	18.40%
Materials	4.30%
Telecommunication Services	2.80%
Utilities	3.80%

     The information above was compiled from the Vanguard website. We make no representation or warranty as to the accuracy of the information above. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

     Disclaimer

     The notes are not sponsored, endorsed, sold or promoted by Vanguard. Vanguard makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Vanguard has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

JPMorgan Structured Investments —	PS-9
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF

The MSCI US Broad Market Index

     We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). We make no representation or warranty as to the accuracy or completeness of such information. The Underlying Index was developed by MSCI and is maintained and published by MSCI. The Underlying Index is calculated by MSCI. MSCI has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.

     The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MZUSB.”

     The Underlying Index represents the universe of companies in the U.S. equity market. The Underlying Index was launched on June 2, 3003 with a base index value of 1000 as of May 30, 2003.

Index Composition and Maintenance

     The Index Universe

     MSCI includes in the eligible U.S. equity universe of all listed equity securities of U.S. incorporated companies listed on the New York Stock Exchange (the “NYSE”), the NYSE Arca Inc., NYSE AMEX and the NASDAQ Stock Market. Shares of non-U.S. incorporated companies, investment trusts (other than REITs), preferred REITs, mutual funds (other than Business Development Companies), equity derivatives, limited partnerships and royalty trusts are generally not eligible for inclusion in the universe.

     Some non-U.S. corporate companies trading in the U.S. may be considered for inclusion in the U.S. equity universe when appropriate. Such inclusion is usually based on a number of factors. Additionally, some U.S. corporate companies trading in the U.S. may be excluded from the U.S. equity universe. A comprehensive review of the total US equity universe is conducted to ensure a broad and fair representation of the full breadth of investment opportunities across the total U.S. equity universe.

     The Underlying Index includes large, mid, small and micro cap segments, totaling 2,500 of the companies which cover more than 98% of U.S. equity universe. Specifically, the combination of the Investable Market Index and the Micro Cap Index compose the Underlying Index, which includes the companies in the top 99.95% of the U.S. equity universe ranked by full market capitalization.

     Investable Market Index

     The Investable Market Index is composed of three market capitalization segments and their corresponding indices: (1) large cap, (2) mid cap and (3) small cap. The large cap index consists of the 300 largest companies by full market capitalization, the mid cap index consists of the next 450 companies and the small cap index consists of the remaining 1,750 companies.

     MSCI uses a fixed number of companies for defining the cut-off levels for the market capitalization segments as it is believed that a fixed number leads to better stability and lower turnover in the resulting market capitalization indices over time when compared with other factors used to define market capitalization. MSCI considers several factors to determine what levels of a fixed number of companies appropriately define the various market capitalization segments. They include:

  the absolute market capitalization level of the smallest company;

  the marginal contribution to the relevant index of the smallest company;

  the cumulative proportion of the market capitalization covered;

  the liquidity and trading characteristics of companies; and

  an analysis of the average size of portfolio holdings of variety of large, mid cap and small cap investment managers.

     MSCI periodically reviews the factors above and the resulting market capitalization cut-off levels in order to ensure that they continue to appropriately define the various market capitalization segments. MSCI may need to change the number of companies in each segment in the event of a structural change that permanently alters the capitalization characteristics and make-up of the equity market.

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     Since companies and their securities are assigned to the appropriate market capitalization segments and indices based on their company full market capitalization, all securities from the same company are always classified in the same market capitalization segment and index. There may also be more securities than companies within each market capitalization segment.

     Micro Cap Index

     The Micro Cap Index composes micro cap companies with a market capitalization rank lower than the 2,500 companies in the investable market segment and included in the top 99.5% of the U.S. equity universe ranked by full market capitalization. The micro cap segment is estimated to cover around 1.5% of the market capitalization of the U.S. equity universe. The investment performance characteristics of this segment of the U.S. equity universe is represented and measured by a Micro Cap Index. The lower micro cap segment covers approximately the bottom 0.5% of the full market capitalization of the U.S. equity universe and is not represented in the Underlying Index.

Securities Selection

     After determining the securities eligible for Underlying Index, MSCI screens securities for investability using various factors. Each security of a company is screened and selected for index inclusion based on its own merits, i.e., different share classes within the same company are not assimilated. For a security to be included in the Underlying Index, it must pass all four of the following screens:

  liquidity;

  length of trading;

  company and security free float; and

  relative security free float-adjusted market capitalization.

     Liquidity - All securities being considered for inclusion in the Underlying Index must have adequate liquidity. Adequate liquidity is measured in two dimensions. First, is the level of a stock price. The extreme level of a stock’s price creates liquidity issues. Hence, securities trading above US$5,000 will fail the liquidity screening. Second, is a relative liquidity screening using a direct relative liquidity measure known as the Annualized Traded Value Ration (“ATVR”). A relative liquidity screening is conducted by ranking all securities in the U.S. equity universe in descending order of ATVR after excluding those securities that fail the liquidity screening.

     ATVR of each security is calculated in a 3-step process. First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month. Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its full market capitalization at the end of the month. Third, the ATVR is obtained by taking the average of the monthly median traded value ratios of the previous 12 months, or the number of months for which this data is available, and multiplying it by the 12. Securities that belong in the top 99.4% of the cumulative security full market capitalization of the U.S. equity universe in descending order, are eligible for inclusion in the Investable Market Index.

     Length of Trading – For new issuances of securities from small companies with a market capitalization of 750 and below, a seasoning period of at least three calendar months is required. IPOs and newly listed securities with a company whose market capitalization rank equal to or above 750, need not satisfy this condition.

     Company and Security Free Float – Securities with a company Domestic Inclusion Factor (“DIF”) of less than 0.10 and/or a security DIF less than 0.15 are generally not eligible for inclusion in the Underlying Index.

     Relative Security Free Float-Adjusted Market Capitalization – Securities should have a free float-adjusted security market capitalization representing at least 10% of the company full market capitalization. If the free float-adjusted security market capitalization is less than 10%, the free float-adjusted market capitalization of the security must represent:

  5 basis points to be considered for inclusion in the Underlying Index; or

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  2.5 basis points if an already existing index constituent and the full market capitalization and this portion of the company has not decreased; or

  5 basis points if an already existing index constituent but has experienced a decrease in the free float-adjusted security market capitalization relative to the company full market capitalization.

     For securities that are being considered for inclusion or are already in the Micro Cap Index, the liquidity and company and security free float screen does not apply. Instead, securities in the Micro Cap Index must have a full market capitalization of at least US$20 million. Micro Cap Index constituents may remain in the Micro Cap Index, unless their company full market capitalization falls below US$10 million.

Index Calculation

     The Underlying Index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt

IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt

IndexInitialMarketCapUSDt

Where:

  PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1.

  IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t.

  IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t.

  PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1.

  IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t.

  Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

  Security Price Index Level

SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1

SecurityAdjustedMarketCapForLocalt =

 SecurityInitialMarketCapUSDt=

Where:

  SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

  SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

  SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

  EndOfDayNumberOfSharest-1 is the number of shares of security s at the end of day t-1.

  PricePerSharet is the price per share of security s at time t.

  PricePerSharet-1 is the price per share of security s at time t-1.

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  InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

  PAFt is the Price Adjustment Factor of security s at time t.

  FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

  ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

  ICIt-1 is the Internal Currency Index of price currency at time t-1.

  Index Market Capitalization

IndexAdjustedMarketCapUSDt =

IndexAdjustedMarketCapForLocalt =

 IndexInitialMarketCapUSDt =

Where:

  EndOfDayNumberOfSharest-1 is the number of shares of security s at the end of day t-1.

  PricePerSharet is the price per share of security s at time t.

  PricePerSharet-1 is the price per share of security s at time t-1.

  InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

  PAFt is the Price Adjustment Factor of security s at time t.

  FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

  FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

  ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

  ICIt-1 is the Internal Currency Index of price currency at time t-1.

Review Schedule

     The Underlying Index is maintained by a fluid a review process. Overall, index maintenance is implemented by three broad categories of review:

     1) Semi-Annual Review – These reviews are done at the end of May and November and market capitalization indices are partially reviewed at the end of February and August. These reviews are intended to ensure that the Underlying Index represents at least 99.5% of the U.S. equity universe. During the May semi-annual index reviews, the free float of all constituents and non-constituents is all systematically reassessed;

     2) Quarterly Index Review – These reviews are aimed at promptly reflecting significant moves of securities within the Investable Market Index within the Underlying Index and other significant market events and their corresponding impact on DIFs; and

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     3) Ongoing Event-Related Changes- These changes are generally implemented in the indices as they occur. Ongoing event related changes include change as a result of mergers, acquisition, spin-offs, delisting, reorganizations and other similar corporate events.

Corporate Events

     Market capitalization of the securities in the Underlying Index may changes as a result of corporate events. Mergers, acquisitions, spin-offs, delistings, reorganizations are types of corporate events that may impact the market capitalization of securities underlying the Underlying Index.

     In order to assess the impact of these corporate events, MSCI maintains a daily ranking of constituents in the Underlying Index in descending order of company full market capitalization, as well as a daily calculation of market capitalization weighted means and standard deviations for each of the 8 value and growth variables within each market capitalization index in the Investable Market Index. These rankings and calculations are based on the previous day’s closing market capitalization.

     The appropriate post-event market capitalization of a company and its securities, however, may be determined by comparing the company’s post-event full market capitalization with the daily rankings. Once the appropriate market capitalization index has been determined, the securities are reviewed for style based on their z-scores and growth z-scores. This is calculated by using the latest available values of the eight variables and the daily calculation of market capitalization weighted means and standard deviation of their corresponding market capitalization indices.

     Any corporate event that creates a security not previously included in the Underlying Index is subject to the Securities Selection criteria above.

     Existing Index Constituents

     Changes in the existing constituents include their market capitalization, style characteristics and industry classification. These changes are reviewed simultaneously with the event, if the market capitalization is deemed significant. A significant market capitalization change is defined as an increase of 50% or greater, or a decrease of 33% or more in the company’s prevent full market capitalization. If after review, the market capitalization remains the same after the corporate event, the style characteristics of the affected securities are not reviewed if any of the following criteria is met:

  when two constituents within the same market capitalization index are involved in mergers and acquisitions and their value inclusion factor (“VIF”) are equal;

  decreases in market capitalization due to buybacks of shares;

  increases in market capitalization due to issuances of new shares in order to raise cash, unless it is intended for the payment of an acquisition in the very near term.

     Changes in the industry classification resulting from corporate events are generally implemented simultaneously with the vent. Other changes in the industry classification are implemented at the end of the month.

     The above does not apply to Micro Cap Index unless they are involved in a corporate event with an Investable Market Index constituent and the event is considered significant.

     Deletions of Existing Index Constituents

     MSCI will remove from the Underlying Index as soon as practicable, securities or companies that will be delisted, companies that file for bankruptcy and companies that file for protection from their creditors and/or are suspended for which a return to normal business activity and trading is unlikely in the near future. Where the primary exchange of such security is not available, MSCI will delete securities at an over the counter or equivalent market price when such price becomes available and is deemed relevant. If there is no over the counter or equivalent market price available, the company will be deleted at the smallest price of US$0.01 at which a security can trade on a given exchange.

     If the security is suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

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     Non-Index Constituents

     In general, newly listed equity securities available to U.S. investors, including companies that change their country of incorporation to the U.S. are considered for inclusion in the U.S. Equity Indices at the time of the semi-annual review. IPOs and other newly listed securities must pass the Securities Selection criteria mentioned above.

JPMorgan Structured Investments —	PS-15
Reverse Exchangeable Notes Linked to the Vanguard Total Stock Market ETF